Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Stock Option and Grant Plan, the 2015 Stock Option and Incentive Plan, and the 2015 Employee Stock Purchase Plan of Blueprint Medicines Corporation of our report dated February 19, 2015, except for Note 12B, as to which the date is April 20, 2015, with respect to the financial statements of Blueprint Medicines Corporation included in Amendment No. 2 to its Registration Statement (Form S-1 No. 333-202938) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 30, 2015